Exhibit 5.2

August 22, 2025

Board of Directors

New York Mortgage Trust, Inc.

90 Park Avenue

New York, New York 10016

Re:	New York Mortgage Trust, Inc. – Up to $25,000,000 aggregate principal amount of 9.875% Senior Notes Due 2030

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of up to $25,000,000 aggregate principal amount of 9.875% Senior Notes Due 2030 of the Company (the “Notes”) to be issued under the fourth supplemental indenture between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated as of July 8, 2025 (the “Fourth Supplemental Indenture”), to the indenture between the Company and U.S. Bank National Association, as predecessor to the Trustee, dated January 23, 2017 (the “Base Indenture” and, together with the Fourth Supplemental Indenture, the “Indenture”), and sold to certain institutional investors pursuant to the Securities Purchase Agreement, dated August 22, 2025 (the “Purchase Agreement”), by and among the Company, on the one hand, and the purchasers listed on Schedule I to the Purchase Agreement (the “Purchasers”), on the other hand.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, we have examined the following documents:

(i)	the Company’s Registration Statement on Form S-3 (Registration No. 333-281046), as filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2024 and declared effective by the Commission on August 5, 2024 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act;

(ii)	the base prospectus, dated August 5, 2024 (including the documents incorporated by reference therein), which forms a part of and is included in the Registration Statement, as supplemented by the prospectus supplement, dated August 22, 2025, relating to the offering of the Notes, as filed with the Commission on August 22, 2025 pursuant to Rule 424(b) under the Securities Act (including the documents incorporated by reference therein) (collectively, the “Prospectus”);

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

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(iii)	an executed copy of the Purchase Agreement;

(iv)	executed copies of the Base Indenture and the Fourth Supplemental Indenture;

(v)	resolutions of the Board of Directors of the Company (the “Board”), dated as of August 6, 2025, with respect to, among other things, the issuance, sale and due authorization of the Notes and the formation of a pricing committee of the Board (the “Pricing Committee”) in connection therewith, as certified by the Secretary of the Company as of the date hereof (the “Board Resolutions”);

(vi)	resolutions of the Pricing Committee, dated as of August 21, 2025, with respect to the pricing of the issuance and sale of the Notes, as certified by the Secretary of the Company as of the date hereof (the “Pricing Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”);

(vii)	a copy of the certificate executed by the Secretary of the Company, dated as of the date hereof, as to certain factual matters; and

(viii)	the global certificate used to evidence the Notes, as certified by the Secretary of the Company on the date hereof.

In addition to our examination of the documents referred to above, we also have examined originals or reproductions or certified copies of certain records of the Company and certificates of officers of the Company and of public officials. In these examinations and for purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents and records and other papers submitted to us as originals, (ii) the conformity to the originals of all documents and records and other papers submitted to us as copies and the authenticity of the originals of such documents and records and other papers, (iii) the due authorization, execution and delivery of all documents and records and other papers by all parties, and, except to the extent expressly stated in the opinions contained herein, the validity, binding effect and enforceability thereof, (iv) the full legal capacity of natural persons, (v) the genuineness of all signatures, (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents and records and other papers submitted for our examination, (vii) that the Notes have been duly authenticated, issued and delivered by the Trustee, (viii) the accuracy of the representations and warranties, and the respective performance of the agreements, of each of the Company and of the Purchasers in the Purchase Agreement and (ix) that the parties to the Base Indenture have not acted in a manner since the date of its effectiveness that would effect an amendment to, or modify the interpretation of, the Base Indenture.

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As to factual matters, we have relied upon the accuracy of the representations and warranties made in the Purchase Agreement, upon certificates of officers of the Company and upon certificates and oral advice of public officials, without independent investigation. Without limiting the generality of the foregoing, for purposes of our opinion, we have not searched any electronic or other databases, nor have we conducted a search of the dockets of any court or administrative or other regulatory agency.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement and the Resolutions, will constitute valid and binding obligations of the Company, enforceable against the Company under the laws of the State of New York in accordance with their terms, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited or otherwise affected by (a) the effects of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) general principles of equity, whether considered at law or in equity, and (c) an implied covenant of good faith and fair dealing.

We express no opinion concerning or as to (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, or (iii) the enforceability of provisions of the Indenture or the Notes (a) that provide for liquidated damages or any “make whole,” “yield maintenance” or “premium amount” to the extent they may be deemed a penalty or (b) relating to amounts payable on the Notes upon acceleration that may be deemed to be unearned interest.

We do not purport to express any opinion on any laws other than the statutory laws of the State of New York. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied from this opinion.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.